Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2021
FISCAL 2021 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues were $2.41 billion, a 3% decline compared to $2.48 billion in the prior year – Adjusted Revenues increased 2% compared to the prior year
•Net income of $261 million compared to $103 million in the prior year
•Total Segment EBITDA was $497 million compared to $355 million in the prior year
•Reported diluted EPS were $0.39 compared to $0.14 in the prior year – Adjusted EPS were $0.34 compared to $0.18 in the prior year
•Book Publishing Segment EBITDA increased 65% compared to the prior year, driven by strong revenue growth across every category
•Move, operator of realtor.com®, reported 28% revenue growth and was a key driver of Segment EBITDA growth at the Digital Real Estate Services segment
•Dow Jones reported 43% Segment EBITDA growth, driven by record digital advertising revenues and continued growth in digital subscriptions
•Subscription Video Services Segment EBITDA grew 77% as Foxtel benefited from lower costs while reaching a record of more than 1.3 million paying OTT subscribers as of the quarter end

NEW YORK, NY – February 4, 2021 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2020.
Commenting on the results, Chief Executive Robert Thomson said:

“The second quarter of fiscal 2021 was the most profitable quarter since the new News Corp was launched more than seven years ago, reflecting the ongoing digital transformation of the business. We reported the largest profits for Dow Jones since the acquisition of the company in 2007, with Segment EBITDA increasing 43 percent and traffic across the Dow Jones digital network surging 48 percent.

There was also a 77 percent rise in Segment EBITDA at the Subscription Video Services segment, where the exponential evolution at Foxtel continued apace, with streaming customers increasing over 90 percent, rights costs reset and audiences for summer sports at unprecedented levels.

Rapid expansion continued at Move, which accounted for about 80 percent of Segment EBITDA growth in the Digital Real Estate Services segment, while revenue grew 28 percent compared to a year earlier. Realtor.com®’s traffic growth has now outpaced that of Zillow for the last 11 months in a row, according to Comscore, and monthly average unique users were 37 percent higher during the quarter compared to the prior year.

In the Book Publishing segment, HarperCollins’ revenues rose 23 percent, with double digit growth across every category, and a 65 percent burgeoning of Segment EBITDA. And history was also made at the New York Post, which reported its first profit in modern times – a notable feat for what had been a chronic loss-making masthead founded in 1801 by Alexander Hamilton.”

SECOND QUARTER RESULTS

The Company reported fiscal 2021 second quarter total revenues of $2.41 billion, 3% lower compared to $2.48 billion in the prior year period. The decline was mainly due to lower revenues at the News Media segment, primarily driven by a $191 million, or 8%, negative impact from the divestiture of News America Marketing, weakness in the print advertising market, and a $34 million, or 1%, negative impact from the closure or transition to digital of certain regional and community newspapers in Australia. The decline was partially offset by growth in the Book Publishing, Digital Real Estate Services and Dow Jones segments, as well as a $75 million, or 3%, positive impact from foreign currency fluctuations. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 2%.

Net income for the quarter was $261 million compared to $103 million in the prior year, reflecting higher Total Segment EBITDA, as discussed below, and higher Other, net, partially offset by higher tax expense.

The Company reported second quarter Total Segment EBITDA of $497 million, a 40% increase compared to $355 million in the prior year. The increase was primarily due to the strong performance at key segments, driven by a combination of improved operating trends and cost reductions, as well as an $18 million, or 6%, positive impact from foreign currency fluctuations. Adjusted Total Segment EBITDA (as defined in Note 2) increased 39%.

Diluted net income per share attributable to News Corporation stockholders was $0.39 as compared to $0.14 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.34 compared to $0.18 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2020	2019	% Change	2020	2019	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$339	$294	15%	$629	$566	11%
Subscription Video Services	511	501	2%	1,007	1,015	(1)%
Dow Jones(a)	446	430	4%	832	812	2%
Book Publishing	544	442	23%	1,002	847	18%
News Media(a)	573	811	(29)%	1,060	1,578	(33)%
Other	1	1	—%	1	1	—%
Total Revenues	$2,414	$2,479	(3)%	$4,531	$4,819	(6)%

Segment EBITDA:
Digital Real Estate Services	$142	$118	20%	$261	$200	31%
Subscription Video Services	124	70	77%	202	151	34%
Dow Jones	109	76	43%	181	125	45%
Book Publishing	104	63	65%	175	112	56%
News Media	66	66	—%	44	73	(40)%
Other	(48)	(38)	(26)%	(98)	(85)	(15)%
Total Segment EBITDA	$497	$355	40%	$765	$576	33%
(a)In the fourth quarter of fiscal 2020, the Company revised the composition of its reportable segments to present the Dow Jones business as a separate segment. Previously, the financial information for this segment was aggregated with the businesses within the News Media segment and, together, formed the News and Information Services segment. All prior periods have been revised to reflect the new segment presentation.

Digital Real Estate Services

Revenues in the quarter increased $45 million, or 15%, compared to the prior year, including a $12 million, or 4%, positive impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $24 million, or 20%, compared to the prior year, primarily due to $19 million of higher contribution from Move and a positive impact of $7 million, or 6%, from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 11% and 19%, respectively.

Move’s revenues in the quarter increased $34 million, or 28%, to $155 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 83% of total Move revenues, grew $30 million, or 30%, due to the continued strength in the referral model and the recovery in the traditional lead generation product, both benefiting from an over 30% increase in average monthly lead volume and higher transaction volume. The referral model also benefited from higher average home values and generated approximately 30% of total Move revenues. The traditional lead generation product saw continued strong demand from agents, driving increased sell-through and yield. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 37% year-over-year to 80 million.

In the quarter, revenues at REA Group increased $11 million, or 6%, to $184 million, primarily driven by a $12 million, or 7%, positive impact from foreign currency fluctuations. The modest revenue declines in the commercial and Asia businesses were offset by growth in Australian residential depth revenues. Australian national residential listing volumes in the quarter increased 10% compared to the prior year as more markets recovered with the relaxation of government restrictions, with listings in Melbourne and Sydney up 25% and 13%, respectively.

Subscription Video Services

Revenues in the quarter increased $10 million, or 2%, compared with the prior year, reflecting a $33 million, or 7%, positive impact from foreign currency fluctuations and higher revenues from OTT products. The revenue increase was partially offset by the impact from fewer residential broadcast subscribers and an $11 million, or 2%, negative impact from lower commercial subscription revenues resulting from the ongoing restrictions on pubs, clubs and other commercial venues due to COVID-19. Adjusted Revenues decreased 5% compared to the prior year.

As of December 31, 2020, Foxtel’s total closing paid subscribers were 3.314 million, a 12% increase compared to the prior year, primarily due to the launch of Binge and the growth in Kayo subscribers, partially offset by lower residential and commercial broadcast subscribers. 2.001 million of the total closing subscribers were residential and commercial broadcast subscribers, and the remaining 1.313 million consisted of Kayo, Binge and Foxtel Now subscribers. As of December 31, 2020, there were 648,000 Kayo subscribers (624,000 paying), compared to 372,000 subscribers (350,000 paying) in the prior year. Binge, which launched in May 2020, had 468,000 subscribers (431,000 paying) as of December 31, 2020. As of December 31, 2020, there were 265,000 Foxtel Now subscribers (258,000 paying), compared to 343,000 subscribers (334,000 paying) in the prior year.

Broadcast subscriber churn in the quarter increased to 17.5% from 16.0% in the prior year, due to fewer promotions and the roll-off of lower value subscribers. Broadcast ARPU for the quarter increased 3% to A$80 (US$58).

Segment EBITDA in the quarter increased $54 million, or 77%, compared with the prior year. The improvement reflects $35 million of lower sports programming rights and production costs, which was primarily driven by the savings from renegotiated sports rights, partially offset by the $20 million negative impact related to the deferral of costs from the fourth quarter of fiscal 2020. The Segment EBITDA improvement was also due to lower entertainment programming costs, lower overhead expenses resulting from cost reduction efforts and an $8 million positive impact from foreign currency fluctuations. Adjusted Segment EBITDA increased 66%.

Dow Jones

Revenues in the quarter increased $16 million, or 4%, compared to the prior year, primarily due to growth in circulation and subscription and digital advertising revenues, partially offset by lower print advertising revenues. Digital revenues at Dow Jones in the quarter represented 70% of total revenues compared to 64% in the prior year.

Circulation and subscription revenues increased $23 million, or 8%, including a $3 million, or 1%, positive impact from foreign currency fluctuations. Circulation revenue grew 8%, reflecting the continued strong growth in digital-only subscriptions, partially offset by lower single-copy and amenity sales related to COVID-19. Professional information business revenues grew 4%, driven by 21% growth in Risk & Compliance products, partially offset by the decline in revenues from other professional information business products. Digital circulation revenues accounted for 63% of circulation revenues for the quarter, compared to 57% in the prior year.

During the second quarter, Dow Jones saw the highest year-over-year growth in total subscriptions and digital-only subscriptions for both The Wall Street Journal and total Dow Jones’ consumer products in its history. Total subscriptions to Dow Jones’ consumer products reached a record 4.03 million average subscriptions for the quarter, an 18% increase compared to the prior year, of which digital-only subscriptions grew 29%. Total subscriptions to The Wall Street Journal grew 19% compared to the prior year, to a record 3.22 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 28% to more than 2.46 million average subscriptions in the quarter, and represented 76% of total Wall Street Journal subscriptions.

Advertising revenues decreased $5 million, or 4%, primarily due to a 29% decline in print advertising revenues, driven by general market weakness and lower print volume across The Wall Street Journal and Barron’s due to COVID-19. The decline was partially offset by record quarterly digital advertising revenues, driven by custom revenue and a rebound in direct display sales. Digital advertising revenues grew 29% compared to the prior year, which was the highest growth rate in 10 years. Digital advertising accounted for 58% of total advertising revenues in the quarter, compared to 43% in the prior year.

Segment EBITDA for the quarter increased $33 million, or 43%, primarily due to higher revenues, as discussed above, and lower costs related to lower print volume and other discretionary cost savings, partially offset by higher compensation costs.

Book Publishing

Revenues in the quarter increased $102 million, or 23%, compared to the prior year, including a $5 million, or 1%, positive impact from foreign currency fluctuations. The revenue growth was primarily due to higher sales in every category with the success of titles such as Didn’t See That Coming by Rachel Hollis, The Happy in a Hurry Cookbook by Steve Doocy, The Greatest Secret by Rhonda Byrne and Code Name Bananas by David Walliams. Adjusted Revenues increased 19%. Digital sales increased 15% compared to the prior year, driven by growth in both e-book and downloadable audiobook sales. Digital sales represented 18% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $41 million, or 65%, compared to the prior year, primarily due to the higher revenues discussed above and the mix of titles. Adjusted Segment EBITDA increased 60%.

News Media

Revenues in the quarter decreased $238 million, or 29%, as compared to the prior year, including a $22 million, or 3%, positive impact from foreign currency fluctuations. The decline was primarily driven by a $191 million, or 24%, impact from the divestiture of News America Marketing in May 2020. The decline also reflects weakness in the print advertising market and the $34 million, or 4%, impact from the closure or transition to digital of certain regional and community newspapers in Australia. Within the segment, revenues at News Corp Australia and News

UK declined 11% and 5%, respectively. Adjusted Revenues for the segment decreased 9% compared to the prior year.

Circulation and subscription revenues increased $12 million, or 5%, compared to the prior year, primarily due to digital subscriber growth, a $9 million, or 4%, positive impact from foreign currency fluctuations and price increases, partially offset by lower single-copy sales revenue, primarily at News UK and the New York Post.

Advertising revenues decreased $231 million, or 48%, compared to the prior year, reflecting a $191 million, or 40%, negative impact from the divestiture of News America Marketing. The remainder of the decline was driven by continued weakness in the print advertising market, exacerbated by COVID-19, and a $28 million, or 6%, negative impact related to the closure or transition to digital of certain regional and community newspapers in Australia, partially offset by a $10 million, or 2%, positive impact from foreign currency fluctuations and growth in digital advertising at the New York Post and News UK.

In the quarter, Segment EBITDA was flat compared to the prior year, as higher cost savings at News UK and News Corp Australia, as well as a positive contribution from the New York Post, were offset by lower revenues, as discussed above, and the absence of a $22 million one-time benefit in the prior year from the settlement of certain warranty related claims in the U.K. Adjusted Segment EBITDA increased 5%.

Digital revenues represented 31% of News Media segment revenues in the quarter, compared to 22% in the prior year, and represented 29% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia’s mastheads as of December 31, 2020 were 738,300, compared to 566,600 in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers as of December 31, 2020 were 335,000, compared to 320,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 130 million global monthly unique users in December 2020, compared to 140 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 141 million unique users in December 2020, compared to 95 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2020	2019
	(in millions)
Net cash provided by operating activities	$483	$192
Less: Capital expenditures	(173)	(237)
	310	(45)
Less: REA Group free cash flow	(65)	(86)
Plus: Cash dividends received from REA Group	32	35
Free cash flow available to News Corporation	$277	$(96)

Net cash provided by operating activities of $483 million for the six months ended December 31, 2020 was $291 million higher than $192 million in the prior year, primarily due to higher Total Segment EBITDA as noted above and lower working capital.

Free cash flow available to News Corporation in the six months ended December 31, 2020 was $277 million compared to $(96) million in the prior year period. The improvement was primarily due to higher cash provided by operating activities, as mentioned above, and lower capital expenditures. Foxtel’s capital expenditures for the six months ended December 31, 2020 were $79 million, compared to $129 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

COVID-19 Impact and Outlook

The ongoing impact of the COVID-19 pandemic and measures to prevent its spread continue to create significant economic volatility, uncertainty and disruption, affecting the Company’s businesses in a number of ways. The discussion below summarizes the effects on the Company’s businesses during the six months ended December 31, 2020 and through the date of this filing, as well as expected trends for the second half of fiscal 2021:

Digital Real Estate Services: The real estate markets in Australia, Asia and the U.S. have been, and may continue to be, impacted as a result of social distancing measures, business closures and economic uncertainty resulting from COVID-19. In January, national residential listings in Australia were flat compared to the prior year with a 12% increase in Melbourne and a 1% decline in Sydney. Consumer confidence is improving as COVID-19 cases remain extremely low in Australia. Based on the current market outlook and excluding the impact of acquisitions, REA Group expects core operating costs for fiscal 2021 to be broadly in-line with the prior year. Second half results will be impacted by the consolidation of Elara. In the U.S., Move is benefiting from strong consumer demand, with unique users and leads at all-time highs, despite active listings across the industry remaining at historically low levels. Unique users at realtor.com® in January grew 37% year-over-year to a record 94 million. Higher expected revenues driven by growth in traffic and lead volumes will fund reinvestment in the second half of fiscal 2021. The Company expects to invest an additional $40 million in brand marketing and product development compared to the prior year to drive further market share and expand into adjacent verticals.

Subscription Video Services: Foxtel’s revenue trends have been better than anticipated in the first half of fiscal 2021, with higher ARPU offsetting higher churn, resulting in lower year-over-year revenue declines in residential broadcast. Broadcast churn is expected to remain elevated due to the suspension of government stimulus payments and Foxtel’s ongoing emphasis on ARPU. In addition, higher average OTT subscribers through January should result in higher than expected OTT revenue for the full year. The ongoing disruption in operations at pubs and clubs from government imposed occupancy restrictions and lower occupancy at hotels throughout Australia due to the domestic travel restrictions are expected to continue to adversely impact commercial subscription revenue. Given Foxtel’s continued investment in its OTT products as well as higher costs from the higher revenue, the Company now expects the full year overall net cost reductions to be less than $73 million (A$100 million), compared to the previous estimate of net A$160 million ($117 million), inclusive of approximately $58 million (A$80 million) of higher sports costs in the second half of fiscal 2021, particularly in the fourth quarter, compared to the prior year. U.S. dollar amounts are converted by using the fiscal 2021 second quarter average exchange rate (See Note 2).

Dow Jones and News Media: COVID-19 continues to exacerbate print advertising weakness and negatively impact weekday print volumes due to increased economic uncertainty and lower demand for single copy and amenity newspapers driven by decreased foot traffic resulting from remote working, social distancing measures and other government restrictions. The latest national lockdown in the U.K., the continuation of remote working in the U.S. and, to a lesser extent, the current domestic travel restrictions in Australia are expected to continue to negatively impact these revenue streams in the second half of the fiscal year. However, the Company has seen increases in digital paid subscriptions and digital audience gains at online versions of many of its news properties. Additionally, the Company implemented strict and immediate discretionary cost controls towards the end of fiscal 2020 in response to COVID-19 and related uncertainty. At the News Media segment, cost declines in the second half are expected to moderate from the rate of decline in the first half as the Company laps these COVID-19 related cost savings as well as the sale of News America Marketing. At Dow Jones, given the performance in the first half of fiscal 2021, the Company expects expenses to increase modestly in the second half compared to the prior year period as the Company reinvests in its digital assets to drive longer-term growth.

Book Publishing: While the Company has benefited from changing consumer behavior as a consequence of COVID-19, such as the increase in free time for consumers to read and the increase in the average number of books purchased, the Company continues to monitor the sustainability of these recent consumer patterns. Currently the Company is expecting performance to moderate in the second half of fiscal 2021, particularly in the fourth quarter, in part due to the strong performance in the prior year, which benefited from increased consumer demand at the onset of COVID-19 lockdowns and restrictions.

Other: The Company expects costs to increase by at least $50 million in the second half of fiscal 2021, primarily due to higher employee costs related to stock price performance, the absence of the bonus reductions for certain employees, including the senior executive team, implemented in the prior year in response to COVID-19, as well as initial investment spending as the Company ramps up the global shared services initiative.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 14, 2021 to stockholders of record as of March 17, 2021.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S.

GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 4:30pm EST on February 4, 2021. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, including expected impacts from the ongoing COVID-19 pandemic and related public health measures, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks and uncertainties related to COVID-19 and the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (many of which may be amplified by COVID-19). The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations, cash flows and financial condition, will depend on, among other things, the severity, duration, spread and any reoccurrence of the pandemic, the impact of governmental actions and business and consumer behavior in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak and prevent or limit any reoccurrence, including the development, availability and public acceptance of effective treatments and vaccines, the resulting global economic conditions and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted. More detailed information about this and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2020	2019	2020	2019
Revenues:
Circulation and subscription	$1,030	$990	$2,032	$1,985
Advertising	448	677	780	1,285
Consumer	523	421	964	808
Real estate	281	242	516	460
Other	132	149	239	281
Total Revenues	2,414	2,479	4,531	4,819
Operating expenses	(1,198)	(1,351)	(2,362)	(2,689)
Selling, general and administrative	(719)	(773)	(1,404)	(1,554)
Depreciation and amortization	(167)	(162)	(331)	(324)
Impairment and restructuring charges	(23)	(29)	(63)	(326)
Equity losses of affiliates	(3)	(3)	(4)	(5)
Interest expense, net	(12)	(8)	(20)	(4)
Other, net	54	2	71	6
Income (loss) before income tax expense	346	155	418	(77)
Income tax expense	(85)	(52)	(110)	(31)
Net income (loss)	261	103	308	(108)
Less: Net income attributable to noncontrolling interests	(30)	(18)	(43)	(34)
Net income (loss) attributable to News Corporation stockholders	$231	$85	$265	$(142)

Weighted average shares outstanding:
Basic	591	588	590	587
Diluted	593	590	592	587

Net income (loss) attributable to News Corporation stockholders per share:
Basic	$0.39	$0.15	$0.45	$(0.24)
Diluted	$0.39	$0.14	$0.45	$(0.24)

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2020	As of June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,562	$1,517
Receivables, net	1,444	1,203
Inventory, net	203	348
Other current assets	387	393
Total current assets	3,596	3,461

Non-current assets:
Investments	353	297
Property, plant and equipment, net	2,315	2,256
Operating lease right-of-use assets	1,074	1,061
Intangible assets, net	1,934	1,864
Goodwill	4,292	3,951
Deferred income tax assets	337	332
Other non-current assets	1,193	1,039
Total assets	$15,094	$14,261

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$291	$351
Accrued expenses	1,094	1,019
Deferred revenue	400	398
Current borrowings	212	76
Other current liabilities	864	838
Total current liabilities	2,861	2,682

Non-current liabilities:
Borrowings	1,044	1,183
Retirement benefit obligations	254	277
Deferred income tax liabilities	339	258
Operating lease liabilities	1,160	1,146
Other non-current liabilities	362	326
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,091	12,148
Accumulated deficit	(2,976)	(3,241)
Accumulated other comprehensive loss	(990)	(1,331)
Total News Corporation stockholders' equity	8,131	7,582
Noncontrolling interests	943	807
Total equity	9,074	8,389
Total liabilities and equity	$15,094	$14,261

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2020	2019
Operating activities:
Net income (loss)	$308	$(108)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	331	324
Operating lease expense	64	86
Equity losses of affiliates	4	5
Cash distributions received from affiliates	7	5
Impairment charges	—	292
Other, net	(71)	(6)
Deferred income taxes and taxes payable	21	(35)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(172)	(1,661)
Inventories, net	27	3
Accounts payable and other liabilities	(36)	1,287
Net cash provided by operating activities	483	192
Investing activities:
Capital expenditures	(173)	(237)
Acquisitions, net of cash acquired	(90)	(2)
Investments in equity affiliates and other	(11)	(8)
Proceeds from property, plant and equipment and other asset dispositions	3	10
Other, net	(5)	3
Net cash used in investing activities	(276)	(234)
Financing activities:
Borrowings	146	917
Repayment of borrowings	(248)	(1,161)
Dividends paid	(80)	(81)
Other, net	(37)	(3)
Net cash used in financing activities	(219)	(328)
Net change in cash and cash equivalents	(12)	(370)
Cash and cash equivalents, beginning of period	1,517	1,643
Exchange movement on opening cash balance	57	(1)
Cash and cash equivalents, end of period	$1,562	$1,272

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income (loss) to Total Segment EBITDA for the three and six months ended December 31, 2020 and 2019:

	For the three months ended December 31,
	2020	2019	Change	% Change
	(in millions)
Net income	$261	$103	$158	**
Add:
Income tax expense	85	52	33	63%
Other, net	(54)	(2)	(52)	**
Interest expense, net	12	8	4	50%
Equity losses of affiliates	3	3	—	—%
Impairment and restructuring charges	23	29	(6)	(21)%
Depreciation and amortization	167	162	5	3%
Total Segment EBITDA	$497	$355	$142	40%
** - Not meaningful

	For the six months ended December 31,
	2020	2019	Change	% Change
	(in millions)
Net income (loss)	$308	$(108)	$416	**
Add:
Income tax expense	110	31	79	**
Other, net	(71)	(6)	(65)	**
Interest expense, net	20	4	16	**
Equity losses of affiliates	4	5	(1)	(20)%
Impairment and restructuring charges	63	326	(263)	(81)%
Depreciation and amortization	331	324	7	2%
Total Segment EBITDA	$765	$576	$189	33%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2020 and 2019:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$2,414	$2,479	$(65)	$497	$355	$142
Impact of acquisitions	(14)	—	(14)	3	—	3
Impact of divestitures	(1)	(210)	209	1	(4)	5
Impact of foreign currency fluctuations	(75)	—	(75)	(18)	—	(18)
Net impact of U.K. Newspaper Matters	—	—	—	3	(1)	4
As adjusted	$2,324	$2,269	$55	$486	$350	$136

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$4,531	$4,819	$(288)	$765	$576	$189
Impact of acquisitions	(24)	—	(24)	2	—	2
Impact of divestitures	(1)	(420)	419	1	(15)	16
Impact of foreign currency fluctuations	(125)	—	(125)	(26)	—	(26)
Net impact of U.K. Newspaper Matters	—	—	—	5	1	4
As adjusted	$4,381	$4,399	$(18)	$747	$562	$185

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the six months ended December 31, 2020 and 2019 are as follows:

	Fiscal Year 2021
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.71	$0.73
U.S. Dollar per British Pound Sterling	$1.29	$1.32

	Fiscal Year 2020
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.69	$0.68
U.S. Dollar per British Pound Sterling	$1.23	$1.29

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2020 and 2019 are as follows:

	For the three months ended December 31,
	2020	2019	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$327	$294	11%
Subscription Video Services	478	501	(5)%
Dow Jones	443	429	3%
Book Publishing	526	441	19%
News Media	550	604	(9)%
Other	—	—	—%
Adjusted Total Revenues	$2,324	$2,269	2%

Adjusted Segment EBITDA:
Digital Real Estate Services	$141	$118	19%
Subscription Video Services	116	70	66%
Dow Jones	108	76	42%
Book Publishing	101	63	60%
News Media	64	61	5%
Other	(44)	(38)	(16)%
Adjusted Total Segment EBITDA	$486	$350	39%

	For the six months ended December 31,
	2020	2019	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$611	$566	8%
Subscription Video Services	954	1,015	(6)%
Dow Jones	828	811	2%
Book Publishing	971	846	15%
News Media	1,017	1,161	(12)%
Other	—	—	—%
Adjusted Total Revenues	$4,381	$4,399	—%

Adjusted Segment EBITDA:
Digital Real Estate Services	$257	$201	28%
Subscription Video Services	190	151	26%
Dow Jones	180	125	44%
Book Publishing	170	112	52%
News Media	42	56	(25)%
Other	(92)	(83)	(11)%
Adjusted Total Segment EBITDA	$747	$562	33%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2020 and 2019:

	For the three months ended December 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$339	$—	$—	$(12)	$—	$327
Subscription Video Services	511	—	—	(33)	—	478
Dow Jones	446	—	—	(3)	—	443
Book Publishing	544	(13)	—	(5)	—	526
News Media	573	(1)	—	(22)	—	550
Other	1	—	(1)	—	—	—
Total Revenues	$2,414	$(14)	$(1)	$(75)	$—	$2,324

Segment EBITDA:
Digital Real Estate Services	$142	$6	$—	$(7)	$—	$141
Subscription Video Services	124	—	—	(8)	—	116
Dow Jones	109	—	—	(1)	—	108
Book Publishing	104	(3)	—	—	—	101
News Media	66	—	—	(2)	—	64
Other	(48)	—	1	—	3	(44)
Total Segment EBITDA	$497	$3	$1	$(18)	$3	$486

	For the three months ended December 31, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$294	$—	$—	$—	$—	$294
Subscription Video Services	501	—	—	—	—	501
Dow Jones	430	—	(1)	—	—	429
Book Publishing	442	—	(1)	—	—	441
News Media	811	—	(207)	—	—	604
Other	1	—	(1)	—	—	—
Total Revenues	$2,479	$—	$(210)	$—	$—	$2,269

Segment EBITDA:
Digital Real Estate Services	$118	$—	$—	$—	$—	$118
Subscription Video Services	70	—	—	—	—	70
Dow Jones	76	—	—	—	—	76
Book Publishing	63	—	—	—	—	63
News Media	66	—	(5)	—	—	61
Other	(38)	—	1	—	(1)	(38)
Total Segment EBITDA	$355	$—	$(4)	$—	$(1)	$350

	For the six months ended December 31, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$629	$—	$—	$(18)	$—	$611
Subscription Video Services	1,007	—	—	(53)	—	954
Dow Jones	832	—	—	(4)	—	828
Book Publishing	1,002	(22)	—	(9)	—	971
News Media	1,060	(2)	—	(41)	—	1,017
Other	1	—	(1)	—	—	—
Total Revenues	$4,531	$(24)	$(1)	$(125)	$—	$4,381

Segment EBITDA:
Digital Real Estate Services	$261	$6	$—	$(10)	$—	$257
Subscription Video Services	202	—	—	(12)	—	190
Dow Jones	181	—	—	(1)	—	180
Book Publishing	175	(4)	—	(1)	—	170
News Media	44	—	—	(2)	—	42
Other	(98)	—	1	—	5	(92)
Total Segment EBITDA	$765	$2	$1	$(26)	$5	$747

	For the six months ended December 31, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$566	$—	$—	$—	$—	$566
Subscription Video Services	1,015	—	—	—	—	1,015
Dow Jones	812	—	(1)	—	—	811
Book Publishing	847	—	(1)	—	—	846
News Media	1,578	—	(417)	—	—	1,161
Other	1	—	(1)	—	—	—
Total Revenues	$4,819	$—	$(420)	$—	$—	$4,399

Segment EBITDA:
Digital Real Estate Services	$200	$—	$1	$—	$—	$201
Subscription Video Services	151	—	—	—	—	151
Dow Jones	125	—	—	—	—	125
Book Publishing	112	—	—	—	—	112
News Media	73	—	(17)	—	—	56
Other	(85)	—	1	—	1	(83)
Total Segment EBITDA	$576	$—	$(15)	$—	$1	$562

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2020 and 2019:

	For the three months ended December 31, 2020		For the three months ended December 31, 2019
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$261		$103
Less: Net income attributable to noncontrolling interests	(30)		(18)
Net income attributable to News Corporation stockholders	$231	$0.39	$85	$0.14
U.K. Newspaper Matters	3	0.01	(1)	—
Impairment and restructuring charges	23	0.04	29	0.05
Other, net	(54)	(0.10)	(2)	—
Tax impact on items above	(2)	—	(5)	(0.01)
Impact of noncontrolling interest on items above	(1)	—	(1)	—
As adjusted	$200	$0.34	$105	$0.18

	For the six months ended December 31, 2020		For the six months ended December 31, 2019
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net income (loss)	$308		$(108)
Less: Net income attributable to noncontrolling interests	(43)		(34)
Net income (loss) attributable to News Corporation stockholders	$265	$0.45	$(142)	$(0.24)
U.K. Newspaper Matters	5	0.01	1	—
Impairment and restructuring charges(a)	63	0.10	326	0.55
Other, net	(71)	(0.12)	(6)	(0.01)
Tax impact on items above	(12)	(0.02)	(46)	(0.08)
Impact of noncontrolling interest on items above	(2)	—	(2)	—
As adjusted	$248	$0.42	$131	$0.22
(a)During the six months ended December 31, 2019, the Company recognized $292 million of non-cash impairment charges, primarily at News America Marketing.